Exhibit 10.1

PARTNERSHIP AGREEMENT OF
TONTO CAPITAL PARTNERS, GP

     This PARTNERSHIP AGREEMENT (“Agreement”) of TONTO CAPITAL PARTNERS, GP (the “Partnership”) is entered into effective as of September 20, 2002 by and among AYMAN SABI (“Sabi”), NOFAL KAHOOK (“Kahook”) and ABDEL KARIM SHEHADEH (“Shehadeh” and Sabi, Kahook and Shehadeh are collectively referred to as the “Partners”).

Preliminary Statements

     (1) The Partnership was formed on September 20, 2002 pursuant to an unwritten agreement among the Partners.

     (2) It is the intent of the Partners that this Agreement document the unwritten agreement among the Partners, effective as of the date of formation of the Partnership.

     (3) The Partners intend to file a Statement of Qualification with the Secretary of State of the State of Delaware in order to elect that the Partnership be treated as a limited liability partnership.

Agreement

     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS; FORMATION AND BUSINESS

     1.1. DEFINITIONS. The following terms shall have the meanings set forth below for purposes of this Agreement:

          (a) “Capital Contribution(s)” means the aggregate amount of cash and the agreed fair market value of any other property contributed by a Partner to the capital of the Partnership pursuant to Article II hereof or otherwise.

          (b) “Code” means the Internal Revenue Code of 1986, as amended.

          (c) “Managing Partner” means Sabi.

          (d) “Partner Loan” means amounts transferred to the Partnership by a Partner as a loan.

          (e) “Percentage Interest” means the interest in the Partnership of each Partner, expressed as a percentage, including such Partner’s share of profits and losses and cash distributions where such items are stated in this Agreement to be allocated or made to the Partners in accordance with their respective Percentage Interests.

     1.2. FORMATION. On September 20, 2002 the Partners formed a general partnership under Delaware law, upon the terms and conditions and for the purposes set forth in this Agreement.

     1.3. NAME. The name of the Partnership is “TONTO CAPITAL PARTNERS, GP”. At such time that a Statement of Qualification is filed with the Secretary of State of the State of Delaware electing that the Partnership be treated as a limited liability partnership, the Partnership’s name shall become “TONTO CAPITAL PARTNERS, LLP”.

     1.4. PRINCIPAL OFFICE. The principal business office and address of the Partnership shall be maintained at c/o 2703-A Gateway Drive, Pompano Beach, Florida 33069, or at such other place as the Managing Partner may from time to time designate.

     1.5. TERM. The Partnership commenced on September 20, 2002, and its existence shall continue until dissolution of the Partnership pursuant to this Agreement.

     1.6. PURPOSES AND BUSINESS OF THE PARTNERSHIP. The purposes of the Partnership are to hold title to 2,777,778 of the outstanding common shares (the “Shares”) of Roadhouse Grill, Inc., a Florida corporation (the “Issuer”), possess beneficial ownership of the Shares and to take such actions as may be incident to and necessary or appropriate with respect to the ownership of the Shares.

     1.7. OWNERSHIP OF PARTNERSHIP PROPERTY. All assets acquired with funds of the Partnership or contributed as capital to the Partnership shall be Partnership property. All Partnership property and all property and interest in property, real or personal, owned by the Partnership shall be deemed owned by the Partnership as an entity and shall be held in the name of the Partnership. All documentation relating to the Shares must be signed by the Managing Partner in order to be effective.

     1.8. DECISIONS RELATING TO PARTNERSHIP BUSINESS. All decisions relating to the business of the Partnership, including decisions relating to the voting and sale or other disposition of the Shares, shall be determined by the Managing Partner. No Partner shall take any action in contravention of this section with respect to any Partnership property.

     1.9. NO INDIVIDUAL AUTHORITY. No Partner, acting alone, shall have any authority to act for, or to undertake or assume any obligation, debt, duty or responsibility on behalf of any other Partner or the Partnership except as expressly provided in this Agreement.

     1.10. NO RESPONSIBILITY FOR OTHER’S COMMITMENTS. The Partnership shall not be responsible or liable for any personal indebtedness or obligation of any Partner incurred either before or after the execution of this Agreement. No Partner shall be responsible or liable for any personal indebtedness or obligation of any other Partner incurred either before or after the execution of this Agreement.

     1.11. NO RESTRICTIONS ON OTHER ACTIVITIES. Nothing in this Agreement shall be construed to restrict any Partner from engaging in any business activity, even if such activity is competitive with the business of the Partnership or the Issuer.

     1.12. TRANSFERS. Except for the transfer or assignment by a Partner of his interest in the Partnership to an immediate family member, which may be made without the prior written consent of the Managing Partner, no Partner shall transfer or assign his interest in the Partnership to any other person or entity without the prior written consent of the Managing Partner, which consent shall not be unreasonably withheld. For purposes of this Section 1.12, Managing Partner hereby agrees not to prohibit transfers or assignments requested by a Partner unless such transfer or assignment would: (i) cause a change in the manner of taxation of the Partnership, (ii) cause a change in the status of the Partnership under applicable law, or (iii) constitute a violation of federal or state securities laws or regulations. Notwithstanding the foregoing, no transfer or assignment of any interest in the Partnership shall be valid unless and until the transferee or assignee of such interest agrees in writing (in a form to be provided by the Managing Partner) to be bound by all of the terms and conditions of this Agreement as in effect from time to time.

ARTICLE II
CONTRIBUTIONS TO CAPITAL

     2.1. INITIAL CAPITAL CONTRIBUTIONS OF THE PARTNERS. The initial Capital Contributions of the Partners were made on September 20, 2002 or shortly thereafter. The initial Capital Contributions of each of the Partners shall be as set forth in the Partnership’s books and records.

     2.2. ADDITIONAL CAPITAL CONTRIBUTIONS. The Partners generally shall not be required to make any additional Capital Contributions to the Partnership, except that they shall be required to provide the Partnership with money equal to their proportionate share of Partnership expenses or liabilities determined in accordance with their Percentage Interests, to the extent that the Partnership has insufficient funds available to pay for such items.

     2.3. RETURN OF CONTRIBUTIONS. Except as otherwise specifically provided in this Agreement, no Partner shall have the right to withdraw any part of his Capital Contribution.

     2.4. CAPITAL ACCOUNTS. An individual capital account shall be maintained for each Partner in accordance with Section 704(b) of the Code, related regulations, and the following rules:

          (a) Computation of Capital Account Balance. The capital account of a Partner shall consist of the initial Capital Contributions as set forth in Section 2.1 hereof, increased by: (i) the amount of any additional money contributed by such Partner to the Partnership, (ii) the fair market value of any additional property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), (iii) such Partner’s allocable share of Partnership income and gain, and (iv) the amount of any Partnership liabilities assumed by the Partner or that are secured by any Partnership property distributed to that Partner; and decreased by (v) the amount of money distributed to such Partner, (vi) the fair market value of property distributed to such Partner (net of liabilities secured by such property that such Partner is considered to assume or take subject to under Section 752 of the Code), (vii) such Partner’s allocable share of all items of Partnership loss or deduction, and (viii) the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by that Partner to the Partnership.

          (b) Transferee’s Capital Account. Except as otherwise provided herein, in the event of a transfer of any Partner’s interest in the Partnership, the transferee shall assume the capital account balance of the transferor.

          (c) Interest. No interest shall be payable or paid on any present or future capital account balance.

          (d) Conformance with Regulations. The provisions of this Section 2.4 are intended to comply with Treasury Regulation Section 1.704-1(b) regarding the maintenance of the capital accounts of the Partners and this Section 2.4 shall be interpreted and applied in a manner consistent with such Regulations.

     2.5. PERCENTAGE INTERESTS OF THE PARTNERS. The Partners shall each have the Percentage Interest in the Partnership set forth next to their names on Exhibit “A” attached hereto.

     2.6. CHANGES IN PERCENTAGE INTERESTS. Allocations during any period in which a Partner’s Percentage Interest varies shall be made using any convention permitted by law and agreed to by the Managing Partner.

ARTICLE III
PROFIT OR LOSS

     3.1. DETERMINATION OF PROFIT OR LOSS. The items of income, gains, expenses, deductions, losses and credits to the Partnership shall be determined in accordance with generally accepted accounting principles, consistently applied, as soon as practicable after the close of each calendar year.

     3.2. COSTS AND EXPENSES. The Partnership shall pay all costs and expenses of the Partnership, which may include, but are not limited to: (i) all costs of borrowed money; (ii) legal, audit, accounting, brokerage and other fees; (iii) taxes and assessments on Partnership assets and other taxes applicable to the Partnership; (iv) costs and expenses in connection with the business of the Partnership; (v) expenses of organizing, revising, amending, converting, modifying or terminating the Partnership; and (vi) the cost of preparation and dissemination of the informational material and documentation relating to potential sale, financing or other disposition by the Partnership of Partnership property or interests.

     3.3. ALLOCATION. Except as provided in Section 3.4 below, the net profits, net gains and net losses generated by the Partnership, whether from the receipt of distributions with respect to the Shares or from the sale or other disposition or refinancing of all or any portion of Partnership property, shall be allocated among the Partners according to their respective Percentage Interests in the profits and losses of the Partnership as set forth in Section 2.5 hereof.

     3.4. CHANGES IN PARTNERSHIP INTERESTS. Upon the contribution to, or distribution from, the Partnership of property in connection with a change in the interest of a Partner in the Partnership, if the Partners determine that it is in the best interests of the Partners, the assets of the Partnership shall be revalued on the books of the Partnership to reflect the fair market value of such assets at the time of the occurrence of such event, and the capital accounts of the Partners shall be adjusted in the manner provided under the Code.

     3.5. CREDITING ACCOUNTS. Items of income, gains, expenses, deductions, losses and credits shall be credited or debited as the case may be, to each Partner’s capital account as provided in Section 2.4 hereof and pursuant to the adjustments described in Section 3.4 hereof.

ARTICLE IV
DISTRIBUTIONS

     4.1. DISTRIBUTABLE AMOUNTS. The Partnership may make distributions of any amounts of cash received by the Partnership as determined by the Managing Partner from time to time. Notwithstanding the foregoing, no distribution pursuant to this Section 4.1 shall be made unless after the distribution the Partnership retains assets sufficient to pay all expenses and liabilities of the Partnership.

     4.2. ALLOCATION OF DISTRIBUTIONS. Any distributions of available cash which the Partners determine to make, pursuant to the guidelines and restrictions set forth in Section 4.1, shall be made and allocated among the Partners in the following priorities and proportions:

          (a) First, in payment of all liabilities of the Partnership to Partners, including Partner Loans but excluding Capital Contributions;

          (b) Second, to the Partners in proportion to, and to the extent of, the positive balances in their respective capital accounts; and

          (c) Then, any remaining distributions of available cash shall be made to the Partners in accordance with their respective Percentage Interests.

     4.3. LIQUIDATING DISTRIBUTIONS. Upon liquidation of this Partnership, liquidating distributions shall be made as follows:

          (a) First, to pay all liabilities and obligations of the Partnership that are then due and payable, except for Capital Contributions and liabilities to the Partners;

          (b) Second, to establish any reserves that the Managing Partner determines are necessary for any unpaid, future, or contingent liabilities or obligations of the Partnership;

          (c) Third, to pay all liabilities of the Partnership to the Partners including Partner Loans, but excluding Capital Contributions;

          (d) Fourth, to the Partners who have positive capital account balances pro rata according to the positive capital account balances; and

          (e) Fifth, to the Partners in proportion to the respective Percentage Interests.

     4.4 DISTRIBUTIONS OF PROPERTY. The Managing Partner may determine to distribute property in lieu of cash to the Partners subject to the guidelines and restrictions placed on cash distributions pursuant to Section 4.1. Any distributions of property shall be allocated among the Partners in the priorities and proportions set forth in Section 4.2.

ARTICLE V
RECORDS, ACCOUNTING AND BANK ACCOUNTS

     5.1. BOOKS, RECORDS AND REPORTS.

          (a) The Partners shall keep adequate books of account of the Partnership wherein shall be recorded and reflected all of the contributions to the capital of the Partnership, all distributions of cash and other property by the Partnership, and all of the income, expenses and transactions of the Partnership. Such books of account shall be kept on a calendar year basis at the principal place of business of the Partnership, or such other place that the Managing Partner deems appropriate, and each Partner and his authorized representatives shall have free access to and the right to inspect such books of account at reasonable times, during business hours, upon reasonable notice to the Partnership.

          (b) No later than 60 days after the close of each calendar year, the Partnership shall deliver to each Partner all information necessary for the preparation of each Partner’s federal income tax returns.

          (c) Whenever required, the Partners and/or the Partnership shall prepare and file all other reports required to be filed with legal authorities.

     5.2. ACCOUNTING DECISIONS. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Managing Partner in accordance with generally accepted accounting principles applied in a consistent manner. The Partners may rely upon the advice of the Partnership’s accountants as to whether a decision is in accordance with generally accepted accounting principles.

     5.3. TAX MATTERS PARTNER. The Managing Partner shall be the tax matters partner of the Partnership under section 6231(a)(7) of the Code.

ARTICLE VI
DISSOLUTION AND LIQUIDATION

     6.1. EVENTS OF DISSOLUTION. The Partnership shall be dissolved upon the occurrence of any of the following events:

          (a) The mutual agreement of the Partners to dissolve the Partnership;

          (b) The sale or other disposition of all or substantially all of the assets of the Partnership; or

          (c) The occurrence of any other event causing the dissolution of a partnership under the laws of the State of Delaware or the issuance of a decree of dissolution of the Partnership by a court of competent jurisdiction.

     6.2. LIQUIDATION. In the event of dissolution of the Partnership pursuant to section 6.1:

          (a) The Partners shall wind up the affairs of the Partnership, and (i) shall sell all Partnership assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds of liquidation in the manner provided in Section 4.3, (ii) shall distribute the property of the Partnership in kind in a manner consistent with Section 4.3 (to the extent necessary, the Partnership shall in such case sell Shares to satisfy debts owed to persons other than the Partners), or (iii) shall take any combination of the actions referred to in clauses (i) and (ii) of this sentence.

          (b) Subject to subsection (d) of this Section 6.2, each Partner shall look solely to the assets of the Partnership for the return of his contribution, and if the Partnership assets remaining after payment or discharge of the debts and liabilities of the Partnership are insufficient to return the contributions of each Partner, a Partner shall have no recourse against the Partnership or any other Partner.

          (c) Any gain or loss on disposition of Partnership assets in the process of liquidation shall be credited or charged to the Partners in accordance with their Percentage Interests. Any Partnership property distributed in kind in the liquidation (or at any other time) shall be valued and treated as though the Partnership property were sold and the cash proceeds distributed. The difference between the fair market value of the Partnership property distributed in kind and its adjusted basis shall be treated as gain or loss on sale of the Partnership property and shall be credited or charged immediately prior to such distribution to the Partners in accordance with their respective Percentage Interests.

          (d) Notwithstanding anything in this Agreement to the contrary, if, upon liquidation of the Partnership, any Partner has a deficit balance in his capital account (as determined pursuant to Section 2.6 hereof after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which the liquidation occurs), then such Partner shall contribute to the Partnership an amount equal to such deficit.

          (e) The proceeds of liquidation, including any deficit amounts contributed pursuant to subsection (d) of this Section 6.3, shall be distributed to the Partners according to Section 4.3 hereof.

ARTICLE VII
WITHDRAWAL OF A PARTNER

     7.1. DEEMED WITHDRAWAL. A Partner shall be deemed to withdraw as a Partner when:

          (a) There is a voluntary or involuntary assignment or transfer of his Partnership interest, including a transfer ordered by a court of competent jurisdiction;

          (b) He makes an assignment for the benefit of creditors;

          (c) He files a voluntary petition in bankruptcy;

          (d) He is adjudicated bankrupt in an involuntary proceeding or is adjudicated insolvent;

          (e) He files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding referred to in the applicable subparagraphs above;

          (f) A court of competent jurisdiction declares him incompetent to manage his business affairs or the Partnership’s business affairs; or

          (g) He notifies all other Partners in writing of his voluntary withdrawal, effective as of a date not sooner than thirty (30) days after the date of delivery of such notice.

     7.2. DATE OF DEEMED WITHDRAWAL. The date that a Partner is deemed to withdraw as a Partner shall be the date of the earliest of any of the events listed in Section 7.1. A Partner shall cease to be a Partner on the date on which he is deemed to withdraw.

ARTICLE VIII
MISCELLANEOUS

     8.1. AMENDMENTS. Any amendments to this Agreement shall be in writing and signed by all parties hereto.

     8.2. NOTICES. All notices provided in this Agreement shall be directed to the Partners at the addresses set forth on Exhibit “A” attached hereto and to the Partnership at its principal business office, by hand delivery or by registered or certified mail, provided that any party may change his/her/its address by giving notice thereof to the other Partners.

     8.3. COUNTERPARTS. This Agreement may be executed in counterparts which when taken together shall constitute one agreement, binding on all the parties hereto.

     8.4. GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

     8.5. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the undersigned Partners and their respective heirs, estates, successors and permitted assigns. Whenever, in this instrument, a reference to any Partner is made, such reference shall be deemed to include a reference to the heirs, estates, successors and assigns of such Partner.

     8.6. SEVERABILITY. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

     8.7. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto and supersedes any prior understandings, whether written or oral, with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations, or warranties among the parties with respect to the subject matter hereof other than those set forth herein or herein provided for.

[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of this 4th day of March, 2004, effective as of September 20, 2002.

/s/ Ayman Sabi

AYMAN SABI

/s/ Nofal Kahook

NOFAL KAHOOK

/s/ Abdel Karim Shehadeh

ABDEL KARIM SHEHADEH

EXHIBIT “A”

Name and Address
of the Partners	Percentage Interest
Ayman Sabi	43.3%
Nofal Kahook	48.3%
Abdel Karim Shehadeh	8.4%